EXHIBIT 99.5
[LETTERHEAD OF TUTOGEN MEDICAL, INC.]
May 10, 2006
Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580

Attention:	J. Raymond Elliott Chairman, President and Chief Executive Officer
      Re:      Confidentiality Agreement
Ladies and Gentlemen:
     In connection with your consideration of a possible acquisition by you of all or part of, or investment in, Tutogen Medical, Inc., its affiliates and subsidiaries (collectively, the “Company”) by way of merger, a sale of assets or securities, or otherwise (a “Transaction”), you have requested information concerning the Company.
     As a condition to your being furnished with such information, you agree to treat any information concerning the Company that is furnished to you by or on behalf of the Company in connection with a potential Transaction, together with analyses, compilations, studies or other documents prepared by you or any of your directors, officers, employees, agents or advisers (including, without limitation, attorneys, accountants, consultants, bankers, financial advisers and any representatives of your advisers) (collectively, “Representatives”) that contain or otherwise reflect such information (hereinafter collectively referred to as the “Evaluation Material”), in accordance with the provisions of this agreement. The term “Evaluation Material” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was or becomes available to you on a nonconfidential basis and in the absence of any breach of obligation prior to its disclosure to you by the Company or its Representatives or (c) is independently developed by you or any of your affiliates or Representatives as evidenced by written records.
     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction between the Company and you, and that such information will be kept confidential by you and your Representatives, except to the extent that disclosure of such information (a) has been consented to in writing by the Company, (b) is required by law, regulation, supervisory authority or other applicable judicial or governmental order or (c) is made to your Representatives who need to know such information for the purpose of evaluating any possible Transaction between the Company and you (it being understood that such Representatives shall have been advised of this agreement and shall have agreed to be bound by the provisions hereof).
     You hereby agree that you shall be responsible for any breach of this agreement by any of your Representatives, and that you shall immediately notify the Company of any breach of this agreement that becomes known to you.

     In addition, (a) without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person that the Evaluation Material has been made available to you or your Representatives and (b) each party agrees that it will not, and will direct its Representatives not to, disclose to any person the existence and terms of this agreement, the fact that Evaluation Material has been provided to you and the fact that discussions or negotiations are taking place concerning a potential Transaction between the Company and you or any terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, except, in the case of each of clauses (a) and (b) above, as may be required by applicable law.
     In the event that you are requested or required by law, regulation, supervisory authority or other applicable judicial or governmental order to disclose any Evaluation Material, you will provide the Company with prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this agreement, and you will cooperate with the Company to obtain such protective order. If, failing the entry of a protective order, you are compelled to disclose Evaluation Material, you may disclose only that portion of the Evaluation Material that you are compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material that is being disclosed. In any event, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.
     You agree that until the earlier of (i) the consummation of a Transaction between the Company and you, or (ii) one (1) year from the date of this agreement, neither you nor your Representatives or affiliates will, without the prior written consent of the Company (1) initiate or maintain contact except in the ordinary course of business with any officer, director, or employee of the Company for the purposes of obtaining information regarding the Company or interfering with such person’s relationship with the Company, or (2) directly or indirectly, solicit, or attempt to solicit any Company personnel to leave the employ of the Company or to accept employment by you or any affiliate of yours or have any discussions with any such person regarding such cessation of employment or re-employment; provided that the foregoing shall not apply to or prohibit: (a) general newspaper advertisements and other general circulation materials not directly targeted at such persons; (b) solicitations of such persons who have first contacted you on their own initiative; (c) solicitations of any employee who has been terminated by the Company prior to commencement of employment discussions between you and such employee; or (d) any discussions resulting from any of the foregoing.
     From:
     (i) the date hereof until 11:59 p.m., Eastern Daylight Time, on May 25, 2006 (the “Initial Due Diligence Period”), the Company agrees that it will not, and it will cause its affiliates and each of its and its affiliates’ Representatives not to, directly or indirectly, (A) initiate, solicit, encourage, discuss, negotiate or accept any inquiries, proposals or offers (whether initiated by them or otherwise) with respect to (i) the acquisition of any shares of capital stock or any other voting securities or debt securities of the Company or any interests therein (excluding the issuance and sale by the Company of up to $5 million of the Company’s capital stock, securities convertible into or exercisable for capital stock and/or warrants or other rights to acquire the same in a transaction entered into solely for the purpose of raising capital and/or providing working capital funds (the “Excluded Financing”) if, and only if, the Company provides you with a copy of the documents governing such Excluded Financing reasonably in advance of the Company’s executing the same), (ii) the acquisition of all or a material portion of the assets and properties of the Company or interests therein, (iii) the merger, consolidation or combination of the Company,

(iv) the refinancing or recapitalization of the Company, (v) the liquidation, dissolution or reorganization of the Company or (vi) the acquisition by the Company of capital stock or assets and properties of any third party (each of the foregoing, an “Acquisition Proposal”), (B) provide information relating to the Company in connection with an Acquisition Proposal or (C) enter into any contract, agreement, arrangement or understanding concerning or relating to an Acquisition Proposal, in each case, with a third party other than you; provided that, notwithstanding the foregoing, the restrictions set forth in clauses (A) and (B) above shall not apply to the Company commencing as of 8:00 a.m., Eastern Daylight Time, on May 15, 2006 with respect to the one party that has contacted the Company’s financial advisor prior to the date hereof. In addition, notwithstanding anything contained in the foregoing sentence to the contrary and provided that the Company shall have been in compliance with the terms hereof at all times, (x) if the Company receives an unsolicited bona fide offer to acquire more than 50% of the outstanding voting securities of the Company or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, and (y) the Board of Directors of the Company determines in good faith and in the exercise of its fiduciary duties, after consultation with its financial and legal advisors, that the terms and conditions of such unsolicited offer are superior to the terms and conditions of any Transaction then being discussed with you (such unsolicited offer being referred to herein as a “Superior Proposal”), then the restrictions set forth in clauses (A) through (C) of the foregoing sentence shall not apply to the Company with respect to such Superior Proposal. In the event that during the Initial Due Diligence Period the Company receives an unsolicited inquiry, proposal or offer with respect to an Acquisition Proposal (including, without limitation, a Superior Proposal), or obtains information that such an inquiry, proposal or offer is likely to be made, the Company will provide you with immediate notice thereof, which notice shall include the terms of, and the identity of the person or persons making, such inquiry, proposal or offer; and
     (ii) the expiration of the Initial Due Diligence Period until 11:59 p.m., Eastern Daylight Time, on June 9, 2006 (the “Secondary Due Diligence Period”), the Company agrees that it will not, and it will cause its affiliates and each of its and its affiliates’ Representatives not to, directly or indirectly, initiate or solicit any inquiries, proposals or offers with respect to an Acquisition Proposal. The Company also agrees that, during the Secondary Due Diligence Period, it will not, directly or indirectly, (A) enter into any contract, agreement, arrangement or understanding that commits, or proposes to commit, the Company to an Acquisition Proposal, in each case, with a third party other than you or (B) enter into any contract, agreement, arrangement or understanding that provides, or has the effect of providing, any third party other than you with an exclusive right to (1) conduct due diligence regarding the Company or its assets or (2) discuss, negotiate or propose an Acquisition Proposal. In addition, if the Company receives an unsolicited bona fide offer during the Secondary Due Diligence Period regarding an Acquisition Proposal or obtains information that such an offer is likely to be made, the Company will provide you with immediate notice thereof, which notice shall include the terms of, and the identity of the person or persons making, such offer.
     Each Party hereby acknowledges that it is aware and that it will advise its Representatives that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. Within ten business days after being so requested by the Company, you shall return or destroy all documents thereof furnished to you by the Company. Except to the extent you are advised in writing by counsel that such destruction is prohibited by law, you will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be confirmed by you in writing; provided, that you may keep one copy of such materials in confidential restricted access files for use only in the event a dispute arises between the Company and you and only if reasonably related to such dispute. Notwithstanding the delivery to the Company (or the destruction) of the Evaluation Material, you and your Representatives will continue to be bound by their confidentiality obligations and other obligations in this agreement.
     Each party understands and acknowledges that, except as provided in this Agreement, (i) neither the Company nor its Representatives will be under any obligation to make any particular Evaluation Material available to you or any of your Representatives or to supplement or update any Evaluation Material previously furnished; (ii) any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company; and (iii) neither the Company nor any of its Representatives will have any liability to you or any of your Representatives relating to or resulting from the use of any Evaluation Material or any inaccuracies or errors therein or omissions therefrom. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.
     Each party hereto agrees that unless and until a definitive agreement regarding a Transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever to negotiate or enter into any agreement with respect to any Transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, (i) to conduct any process it deems appropriate with respect to any Transaction involving the Company and to modify any procedures relating to any such process without giving notice to you or your Representatives; (ii) to reject any and all proposals made by you or any of your Representatives with regard to a Transaction between the Company and you; and (iii) to terminate discussions and negotiations with you at any time.
     It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement, that each party would suffer irreparable harm as a result of any such breach and that each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to such party.
     This agreement is for the benefit of the Company and you and is governed by the laws of the State of New York without regard to conflict of laws principles. Any action brought in connection with this agreement shall be brought in the federal or state courts located in the City of New York, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts. All obligations under this agreement shall terminate on the earlier of (A) two (2) years after the date hereof and (B) such time as the parties hereto agree to enter into a Transaction and execute definitive agreements relating thereto (at which time the parties hereto will be subject to the confidentiality provisions in such agreements, if any).
     This agreement may not be amended except in writing signed by both parties hereto. No failure or delay by a party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect. This agreement will be binding upon you and your Representatives and their respective heirs, successors and assigns, and will inure to the benefit of the Company and its Representatives and their respective heirs, successors and assigns.
     By making Evaluation Material or other information available to you or your Representatives, the Company is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. The Company reserves the right to assign its rights, powers and privileges under this agreement (including, without limitation, the right to enforce the terms of this agreement) to any person who enters into a Transaction. This agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior agreement between the parties regarding the subject matter hereof.
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     This agreement may be executed in counterparts. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours, TUTOGEN MEDICAL, INC.
By:	/s/ Guy L. Mayer
Name:	Guy L. Mayer
Title:	President and Chief Executive Officer

Accepted and agreed to as of
the date set forth above:

ZIMMER HOLDINGS, INC.
By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: Associate General Counsel and Secretary